Exhibit 10.30

Description of Oral Agreement
Between the Company and Mr. Hongjun Wang

Mr. Wang provides a line of credit for NEP’s U.S. holding company (the “Company”).

Requests for an Advance may be made from time to time at the discretion of the Company.  Requests for Advances may be made orally or in writing by such officer or director of the Company authorized by it to request such Advances.  Mr. Wang may deposit or credit the amount of any requested Advance to the Company’s U.S. bank account.  Mr. Wang may refuse to make any requested Advance at his discretion.

The funds from the Advances will be used by the Company for operating expenses in connection with the operations of the Company.

All sums advanced shall not bear interest.

Mr. Wang may request the any portion up to the entire unpaid principal balance within ninety (90) days of such request.